Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed by and between SSGT Borden Park, LLC, a Delaware limited liability company (“Seller”), and Hixon Properties Incorporated, a Texas corporation (“Purchaser”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (herein collectively called the “Property”):

(a) Land. That certain tract of land located at 875 East Ashby Place, San Antonio, Texas 78212, being more particularly described on Exhibit “A” attached hereto and made a part hereof (herein, the “Land”).

(b) Easements. All easements, if any, benefiting the Land or the “Improvements” (as defined in Section 1.1(d) of this Agreement).

(c) Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way.

(d) Improvements. All improvements and related amenities in and on the Land (herein, the “Improvements”).

(e) Leases. Seller’s interest under (i) all written leases for self storage space in the Property (collectively, the “Self Storage Leases”), including all related tenant leasing files, together with all related tenant security deposits held by Seller on the “Closing Date” (as defined in Section 6.1 of this Agreement), (ii) all written leases (other than Self Storage Leases) for space in the Property, as set forth on Schedule “B-1” attached hereto and incorporated herein (collectively, the “Other Leases” and, collectively with the Self Storage Leases, the “Leases”), including all related tenant leasing files, together with all related tenant security deposits held by Seller on the Closing Date, and (iii) all billboard leases relating to the Property, as more particularly described on Schedule “B-2” attached hereto and incorporated herein (the “Billboard Leases”), including all related tenant leasing files, together with all related tenant security deposits held by Seller on the Closing Date.

(f) Tangible Personal Property. All fixtures, equipment, machinery, building materials, furniture, furnishings, inventory and other items of personal property owned by Seller and located on or about the Land and the Improvements (the “Tangible Personal Property”), including, without limitation, the items set forth on Exhibit “D” attached hereto.

(g) Assigned Contracts. Seller’s interest (to the extent the same is assignable) under each of the “Contracts” (as defined below) that is an “Assigned Contract” under Section 4.1.4 below.

(h) Intangible Property. Seller’s interest, if any and without warranty, and to the extent assignable, in and to all intangible property pertaining to the Land, the Improvements, or the Tangible Personal Property, including, but not limited to: (i) all warranties and guaranties; (ii) all licenses and permits, including without limitation building permits, elevator permits, boiler and machinery permits, certificates of occupancy, water and wastewater taps, governmental entitlements, development rights, and utility service commitments; (iii) all engineering and architectural plans, drawings, designs, specifications, blueprints, schematics, renderings, architect’s drawings and all other plans or studies; (iv) all environmental reports, engineering reports, property condition reports, subsoil tests or analyses, structural reports, foundation reports, American with Disabilities Act of 1990, as amended, reports and building inspection or fire department inspection reports, studies, investigations or other reports and all amendments or changes thereto; (v) all software and related licenses (including any point of sale software), telephone numbers, internet domain names, e-mail addresses, websites and related content, yellow page advertising, service marks, trademarks, trade names, logos, patents, inventions, improvements, designs, technology, copyrights, trade secrets, know-how, studies, reports, business data and other intellectual property rights, whether registered or unregistered, and any related goodwill; (vi) all paper and electronic data and records, including tenant files, prospect lists, client, customer and supplier lists and records, referral sources, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, all promotional literature and materials, all maintenance and repair and user manuals and similar materials on hand, and all correspondence and other similar documents and records; and (vii) all claims, causes of action or subrogation rights, if any and without any representation, warranty or recourse, against any third party (excluding Purchaser, its agents, employees, affiliates, contractors and/or representatives), whether choate or inchoate, known or unknown, matured or not matured, contingent or non-contingent, relating to or regarding the Property (other than any such claims, causes of action or subrogation rights to the extent relating to the period of time prior to the Closing).

2.

PURCHASE PRICE

2.1 Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of Fifteen Million Six Hundred Fifty Thousand and no/100 Dollars ($15,650,000.00), subject to prorations and adjustments as set forth in this Agreement, and shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds to the Escrow Agent on the Closing Date in accordance with wire transfer instructions to be provided by the Escrow Agent.

3.

EARNEST MONEY

3.1 Earnest Money. Purchaser shall deliver to Republic Title of Texas, Inc., 2626 Howell Street, 10th Floor, Dallas, Texas 75204, Attn: Jennifer Haden (the “Escrow Agent”), as agent for First American Title Insurance Company (the “Title Company”), within three (3) business days after the “Effective Date” (as defined below), an earnest money deposit (the “Deposit”) in the amount of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00). The Deposit, together with all interest accrued thereon, is herein collectively called the “Earnest Money”. The Deposit shall be invested by the Escrow Agent in an FDIC-insured, interest-bearing account as Purchaser shall direct. If the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied as a credit against the Purchase Price at Closing. If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be returned to Purchaser, and neither party hereto shall have any further rights or obligations under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”).

4.

CONDITIONS TO CLOSING

4.1 Seller’s Obligations. Seller shall deliver to Purchaser (at Seller’s expense), within three (3) business days after the Effective Date, copies of all of the due diligence items listed on Schedule “A” attached hereto and incorporated herein with respect to the Property (collectively, the “Due Diligence Items”). Additionally, during the Approval Period Seller shall provide to Purchaser such further information and documents in Seller’s possession or control as Purchaser may reasonably request relating to the Property or the operation thereof. In the event Purchaser elects to terminate this Agreement pursuant to any provision contained herein granting Purchaser the right to so terminate, then Purchaser promptly shall return the Due Diligence Items to Seller, and shall additionally deliver to Seller copies of (i) all third party reports received by Purchaser in connection with its inspections of the Property, and (ii) all third party due diligence materials received by Purchaser in connection with any proposed rezoning of the Property, including zoning applications, plans, permits and related items.

4.1.1 Approval Period. During the period commencing on the Effective Date and expiring at 5:00 p.m. Central Time on December 8, 2016 (the “Approval Period”), the following matters shall be conditions precedent to Purchaser’s obligations under this Agreement:

(a) Purchaser’s being satisfied, in Purchaser’s sole discretion, that the Property is suitable for Purchaser’s intended use; and

(b) Purchaser’s being satisfied, in Purchaser’s sole discretion, with all of the Due Diligence Items.

Purchaser shall have the right to terminate this Agreement by delivering written notice of such termination to Seller at any time prior to the expiration of the Approval Period, if, in Purchaser’s sole and absolute discretion, Purchaser decides not to consummate the purchase of the Property contemplated hereby. In such event, this Agreement will terminate as of the date of such notice, the Earnest Money shall be returned to Purchaser by the Escrow Agent and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations. Should Purchaser fail to so terminate this Agreement pursuant to the foregoing provisions of this Section 4.1.1, then the termination right set forth in this Section 4.1.1 shall be deemed waived, the Earnest Money shall become non-refundable (except as otherwise expressly provided in this Agreement) and the parties shall proceed to Closing.

4.1.2 Title Commitment. Seller shall convey good and indefeasible title to the Property to Purchaser at Closing, subject only to the “Permitted Encumbrances” (defined below). Within three (3) business days following the Effective Date, Seller shall order a title commitment (the “Title Commitment”) for a Texas Owner’s Policy of Title Insurance (the “Title Policy”), issued by the Escrow Agent on behalf of the Title Company, insuring good and indefeasible title to the Property, and will also order copies of all documents and instruments, if any (“Title Review Documents”), that will be shown as Schedule B Exceptions or Schedule C items on the Title Policy upon issuance. Purchaser shall have ten (10) business days following its receipt of the Title Commitment, copies of all Title Review Documents and the “Survey” (defined below), but in no event later than the forty fifth (45th) day following the Effective Date, to deliver to Seller written notice of Purchaser’s objections to title (the “Title Objection Letter”). Seller shall have the right, but not the obligation, to cure Purchaser’s objections to title; subject, however, to Seller’s obligation to remove all “Monetary Liens” (as defined below) by Closing. Seller shall notify Purchaser in writing within five (5) days following Seller’s receipt of the Title Objection

Letter concerning which title objections, if any, Seller has agreed to cure (any such title objection as to which Seller notifies Purchaser that Seller intends to cure, an “Agreed Cure Item”). In the event that Seller does not undertake to cure all of the objections in the Title Objection Letter to Purchaser’s reasonable satisfaction (or does not timely respond to the Title Objection Letter), then Purchaser shall have the right for five (5) days after receipt of Seller’s response to the Title Objection Letter (or five (5) days following the expiration of the period within which Seller was to so respond) to either (i) waive any such title objection (other than Agreed Cure Items and Monetary Liens, which Seller must satisfy) in writing and proceed to Closing (in which event such waived title objection (other than Agreed Cure Items and Monetary Liens, which shall not be waived) shall be deemed to be a “Permitted Encumbrance”, as defined below), or (ii) terminate this Agreement upon written notice to Seller and receive a refund of the Earnest Money, in which event neither party hereto shall have any further rights or obligations under this Agreement except for the Surviving Obligations. All exceptions set forth in Schedule B of the Title Commitment which are not objected to by Purchaser (including matters initially objected to by Purchaser which objections are subsequently waived by Purchaser in writing) are herein collectively called the “Permitted Encumbrances”. In the event that any update to the Title Commitment indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which were not shown in the initial Title Commitment and that are unacceptable to Purchaser, Purchaser shall within five (5) days after receipt of any such update to the Title Commitment notify Seller in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”). Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Seller shall, prior to Closing, eliminate by paying, bonding around in a manner reasonably satisfactory to Purchaser, or otherwise discharging in a manner reasonably satisfactory to Purchaser (i) any Unacceptable Encumbrances that arise by, through or under Seller, and (ii) any mortgages, deeds of trust, deeds to secure debt, mechanics’ liens (other than liens arising out of the acts of Purchaser, its agents or contractors) or monetary judgments that appear on the Title Commitment (“Monetary Liens”). In the event Seller is unable, unwilling or for any reason fails to agree to eliminate all of the Unacceptable Encumbrances to the reasonable satisfaction of Purchaser (other than the Unacceptable Encumbrances and Monetary Liens required to be removed by Seller in accordance with the preceding sentence, which Seller shall so remove), Purchaser may terminate this Agreement by delivering notice thereof in writing to Seller by the earliest to occur of (i) the Closing Date, (ii) five (5) days after Seller’s written notice to Purchaser of Seller’s intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) days after the Unacceptable Encumbrance Notice, in the event Seller shall not yet have responded thereto. Upon a termination of this Agreement pursuant to the immediately preceding sentence, the Earnest Money shall be returned to Purchaser, and neither party shall have any further rights or obligations hereunder other than the Surviving Obligations.

4.1.3 Survey. Promptly after the Effective Date, Seller shall deliver to Purchaser a copy of Seller’s existing survey of the Property. Purchaser shall obtain a current, as-built survey of the Property (the “Survey”), which may be an update of the existing survey delivered by Seller to Purchaser. Purchaser shall bear the cost of the Survey; provided, however, that Purchaser shall be entitled to receive a credit against the Purchase Price at Closing in an amount equal to the cost of the Survey, not to exceed the sum of Five Thousand and no/100 Dollars ($5,000.00). Purchaser shall promptly deliver a copy of the Survey to Seller upon Purchaser’s receipt thereof. Upon Seller’s receipt of the Survey, Seller shall request that the Escrow Agent update the Title Commitment to reflect the description of the Land set forth in the Survey.

4.1.4 Contracts. Within three (3) business days after the Effective Date, Seller shall provide to Purchaser copies of all Contracts listed on Exhibit “E” hereto. Purchaser shall notify Seller in writing prior to the expiration of the Approval Period which of the Contracts Purchaser approves, with all such approved Contracts being herein called the “Assigned Contracts” Seller shall be responsible for terminating as of Closing all Contracts other than the Assigned Contracts, including any costs relating to termination thereof, and at Closing Purchaser shall assume all obligations relating to the post-Closing time period under all Assigned Contracts.

4.1.5 Estoppel Certificates; Tenant Interviews. Prior to the expiration of the Approval Period, Seller agrees to mail a tenant estoppel letter, in the form of Exhibit H attached hereto, to each tenant under the Other Leases and the Billboard Leases, each of which shall be dated no earlier than seventy five (75) days prior to the Closing Date, and request that such tenant complete, execute and deliver the tenant estoppel letter in connection with the closing of the subject transaction. Seller makes no representation, warranty or guaranty relating to obtaining any such tenant estoppel certificate, and it is expressly understood and agreed that in no event shall obtaining any or all of such tenant estoppel certificates be a condition precedent to Purchaser’s obligation to close under this Agreement. Further, during the Approval Period, Seller shall reasonably assist Purchaser in arranging interviews with such of the tenants under the Other Leases and the Billboard Leases as Purchaser may request.

4.2 Inspection. During the Approval Period, at any time and from time to time during normal business hours, Purchaser may inspect, test, and survey the Property and any and all portions thereof, including physical, geotechnical and mechanical inspections. Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I environmental site assessment), prior to Purchaser’s commencement of such inspections or testing; provided, however, that (i) Seller’s consent shall not be unreasonably withheld with respect to any geotechnical surveys or inspections and (ii) Seller’s consent shall not be unreasonably withheld with respect to Purchaser’s performance of a Phase II environmental site assessment should such Phase II environmental site assessment be recommended by the Phase 1 environmental site assessment conducted by Purchaser. Seller shall cooperate in good faith with Purchaser, Purchaser’s agents and independent contractors in connection with all such inspections, tests and surveys. Purchaser, at Purchaser’s sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 4.2, and Purchaser shall indemnify, defend and hold Seller harmless from and against all claims for bodily injury or property damage which may be asserted against Seller arising out of the tests, studies, inspections and investigations performed by Purchaser hereunder, which obligation of indemnification shall survive the Closing or termination of this Agreement. Prior to any entry onto the Property by Purchaser or any of its agents, Purchaser shall furnish Seller with evidence that Purchaser maintains a policy of general liability insurance providing premises/operations coverage included under the per occurrence/general aggregate coverage, having a combined single limit liability of not less than $1,000,000 per occurrence and $2,000,000 aggregate, naming Seller as an additional insured. All entries onto the Property by Purchaser shall be preceded by not less than 48 hours prior notice to Seller.

4.3 Purchaser’s Representations and Warranties.

(a)	Purchaser represents and warrants to Seller that:

(i) Purchaser has the full right, power and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement and to perform all duties and obligations imposed on Purchaser under this Agreement,

(ii) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets is bound,

(iii) Purchaser is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Executive Order and such other rules, regulations, legislation, or orders are collectively called the “Foreign Asset Orders”). Neither Purchaser nor any beneficial owner of Purchaser (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Foreign Asset Orders (such lists are collectively referred to as the “OFAC Lists”) or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the OFAC Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.

Purchaser’s representations and warranties set forth in this Section 4.3 shall survive the Closing of this Agreement for a period of one (1) year.

4.4 Seller’s Representations and Warranties.

(a)	Seller represents and warrants to Purchaser that:

(i) Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and to perform all duties and obligations imposed on Seller under this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Seller pursuant hereto have been, or on the Closing Date will have been, executed by or on behalf of Seller, and when so executed, are and shall be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to general principles of equity and applicable debtor relief laws;

(ii) Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound.

(iii) There is no existing (or to Seller’s actual knowledge threatened) litigation affecting Seller or the Property.

(iv) Attached hereto (a) as Exhibit “E-1” is a complete list of all Self Storage Leases (including any “comped” units), including the respective expiration dates, (b) as Schedule “B-1” is a complete list of all Other Leases, including the respective expiration dates,

(c) as Schedule “B-2” is a complete list of all billboard leases affecting or relating to the Property, and (d) as Exhibit “E” is a complete list of all service contracts, equipment leases and/or maintenance agreements affecting or relating to the Property (the “Contracts”). Seller shall provide to Purchaser at the Closing an updated Exhibit “E-1”, certified to be correct as of the date of Closing. To Seller’s actual knowledge, each Self Storage Lease, Other Lease and Billboard Lease is in full force and effect, and no written notice of termination has been given thereunder. To Seller’s actual knowledge, (i) Seller has not violated any of the terms or conditions of any Self Storage Lease, Other Lease, Billboard Lease or Contract and is not otherwise in default thereof, and (ii) all of the terms and conditions to be performed by any party thereto other than Seller have been fully performed and such Self Storage Lease, Other Lease, Billboard Lease or Contract is free from any right of termination on the part of any party thereto. Each Self Storage Lease was entered into in the ordinary course of business and on Seller’s standard form; no tenant under any Self Storage Lease or Other Lease is or shall be entitled to any rebates, rent concessions or free rent, except as may be set forth in such tenant’s lease; no rent due under any Self Storage Lease or Other Lease has been assigned, hypothecated or encumbered or paid for more than one (1) month in advance of the due date thereof, except for prepayments of rent as may set forth in the management operation reports provided by Seller to Purchaser (other than under arrangements to be terminated and released at or prior to Closing); and there are no leasing fees, leasing commissions, locator fees or similar charges payable to any person or entity in regard to the Property.

(v) Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended.

(vi) The Rent Roll attached hereto as Exhibit “F” and incorporated herein is true, correct and complete in all material respects.

(vii) Seller has not received any written notice from any insurance company or board of fire underwriters requesting the performance of any work or alterations with respect to the Property, except those as to which Seller has completed remedial action.

(viii) Seller is in compliance with the requirements of the Foreign Asset Orders. Neither Seller nor any beneficial owner of Seller (a) is listed on any of the OFAC Lists or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the OFAC Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.

(ix) Seller is not now insolvent and will not be rendered insolvent by reason of the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller’s assets. Seller has not filed for relief from creditors pursuant to any applicable bankruptcy law, nor is Seller aware of any filing, or contemplated filing, by creditors of involuntary proceedings against Seller pursuant to any applicable bankruptcy law.

(x) Seller has not received any notices from any governmental authorities or any other third parties with respect to (i) any uncorrected violation of any laws, ordinances, regulations, statutes, rules and restrictions (the foregoing shall include any violations as to environmental matters or hazardous or toxic substances, materials or wastes), or of any uncorrected violation of any restrictive covenants, (ii) any proposed new special assessments on the Property, (iii) any actual, threatened or proposed condemnation or eminent domain proceedings against the Property, (iv) any default by Seller under any easement, declaration of covenants, or other agreement or instrument affecting the Property, or any sums owed by Seller with respect thereto, (v) any failure to comply with any maintenance, repair, payment, or other obligation, term, or condition arising from any easement, declaration of covenants, or other agreement or instrument affecting the Property, or (vi) the termination of any governmental approvals or permits for the Property or which would cause the termination of any utility services.

(xi) To Seller’s actual knowledge, except as may be set forth in the environmental reports delivered or made available by Seller to Purchaser, (i) no hazardous substances, nor any other pollutants, toxic materials, or contaminants have been discharged, disbursed, released, stored, treated, generated, disposed of, or allowed to escape on the Property, (ii) no asbestos or asbestos containing materials have been installed, used, incorporated into, or disposed of on the Property, (iii) no underground storage tanks are located on or at the Property or were located on or at the Property and subsequently removed or filled, and (iv) no investigation, administrative order, consent order and agreement, litigation, or settlement with respect to hazardous substances is proposed, threatened, anticipated or in existence with respect to the Property.

(xii) No work has been performed or is in progress at, and no materials have been furnished to, the Property by or on behalf of Seller which might give rise to mechanic’s, materialmen’s, or other liens against the Property or any portion thereof, other than work which will be paid for in full by Seller on or before Closing.

(xiii) To Seller’s actual knowledge, set forth on Schedule 4.4(a)(xiii) attached hereto is a complete list of all security deposits held by Seller and the respective parties who made such deposits. Seller shall provide to Purchaser at the Closing an updated Schedule 4.4(a)(xiii), dated not earlier than two (2) business days prior to the Closing Date, certified by Seller, to its actual knowledge, to be correct in all material respects as of the date thereof.

(xiv) To Seller’s actual knowledge, set forth on Schedule 4.4(a)(xiv) attached hereto is a complete list of all pre-paid rent received by Seller and the respective names of the parties who made such payments. Seller shall provide to Purchaser at the Closing an updated Schedule 4.4(a)(xiv), dated not earlier than two (2) business days prior to the Closing Date, certified by Seller, to its actual knowledge, to be correct in all material respects as of the date thereof.

(xv) To Seller’s actual knowledge, set forth on Schedule 4.4(a)(xv) attached hereto is a complete list of all outstanding accounts receivables relating to the Property. Seller shall provide to Purchaser at the Closing an updated Schedule 4.4(a)(xv), dated not earlier than two (2) business days prior to the Closing Date, certified by Seller, to its actual knowledge, to be correct in all material respects as of the date thereof.

(xvi) To Seller’s actual knowledge, set forth on Schedule 4.4(a)(xvi) attached hereto is a complete list of all outstanding accounts payable relating to the Property. Seller shall provide to Purchaser at the Closing an updated Schedule 4.4(a)(xvi), dated not earlier than two (2) business days prior to the Closing Date, certified by Seller, to its actual knowledge, to be correct in all material respects as of the date thereof.

(xvii) To Seller’s actual knowledge, the operating statements and other financial information provided or to be provided by Seller to Purchaser is, or will upon delivery be, accurate and complete in all material respects as of the date thereof, and, in the case of operating statements and other financial information, to Seller’s actual knowledge, fairly present in all material respects the results of Seller’s operations at the Property as of and for the time periods set forth therein.

All of the foregoing representations and warranties of Seller expressly shall survive the Closing for a period of one (1) year (the “Survival Period”). Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed and understood that the maximum liability of Seller with respect to any and all claims or causes of action arising following Closing as a result of a breach by Seller of any representation or warranty contained in this Agreement shall in no event exceed the sum of Three Hundred Thousand and no/100 Dollars ($300,000.00), in the aggregate. From and after the Closing through the expiration of the Survival Period, Seller shall retain and refrain from distributing to its members, funds in an amount equal to the sum of Three Hundred Thousand and no/100 Dollars ($300,000.00) (the “Reserved Funds”). Upon the expiration of the Survival Period, Seller shall be entitled to distribute the Reserved Funds, or portion thereof then remaining, to its members, without restriction, and Purchaser shall have no claim thereto; provided, however, that should Purchaser have asserted any written claims against Seller prior to the expiration of the Survival Period, either under this Agreement or the documents and/or instruments executed by Seller at Closing, that have not been resolved as of the expiration of the Survival Period, then Seller shall reserve and continue to hold (and not distribute to its members) such portion of the Reserved Funds as would then be reasonably necessary to satisfy any such outstanding claims, it being understood and agreed that in no event shall Seller be required to increase the then balance of the Reserved Funds regardless of whether the amount thereof is sufficient to satisfy any such outstanding claims of Purchaser. Upon the resolution of all claims outstanding at the expiration of the Survival Period, Seller shall be entitled to distribute the Reserved Funds, or portion thereof then remaining, to its members, without restriction, and Purchaser shall have no claim thereto. The terms of this paragraph shall expressly survive Closing.

4.5 Conditions Precedent to Purchaser’s Performance. The obligation of Purchaser to consummate the transaction described in this Agreement, shall be subject to the following conditions precedent, any one or more of which may be waived by Purchaser in writing:

(a) The representations and warranties of Seller set forth in Section 4.4 of this Agreement shall be true and correct in all material respects as of the Effective Date and on the Closing Date.

(b) Seller shall have performed or complied in all material respects with all covenants, acts and agreements to be performed or complied with by Seller at or prior to the Closing under the terms of this Agreement.

In the event that any of the foregoing conditions have not been satisfied or waived in writing by Purchaser at the time for which the Closing is to take place, Purchaser may terminate this Agreement by delivery of a written termination notice to Seller prior to the Closing, in which event the Earnest Money shall be immediately returned to Purchaser free of claims by Seller and the parties shall have no further obligations under this Agreement other than the Surviving Obligations.

5.

COVENANTS OF SELLER

5.1 Operation of Property. From the Effective Date through and including the Closing Date, Seller agrees to operate, lease and maintain the Property in the normal course of business substantially in accordance with Seller’s current practices with respect to the Property, normal wear and tear and casualty damage excepted. Seller shall maintain existing insurance coverage in full force and effect.

5.2 Third-Party Contracts. From the Effective Date through and including the Closing Date, Seller shall not enter into any third-party contracts other than those that are necessary to carry out its obligations under Section 5.1, which shall be on market terms and cancellable on thirty (30) days written notice or less, without payment of any fee or penalty. Copies of all such contracts so entered into by Seller shall be promptly provided by Seller to Purchaser.

5.3 Obligation to Provide Notices. Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, or (iii) any litigation filed or threatened against Seller or the Property.

5.4 Development Approvals. Prior to Closing, Seller agrees to cooperate with Purchaser, upon Purchaser’s written request, with respect to Purchaser’s efforts to obtain all necessary permits and other governmental approvals relating to Purchaser’s proposed development of the Property following Closing, all at no cost, expense or liability to Seller.

5.5 Notifications. Seller shall advise Purchaser promptly in writing, of (i) any notices concerning the Property or the operations related thereto that Seller receives following the Effective Date from any appraisal districts, taxing authorities or any governmental agency having jurisdiction over the Property or the operations related thereto, (ii) any litigation, arbitration or administrative hearings concerning the Property or the operations related thereto of which Seller receives written notice or otherwise obtains actual knowledge after the Effective Date, and (iii) any termination or expiration of any Other Lease or Billboard Lease.

5.6 Data Conversion; Operational Transition. Both prior to and after the Closing, Seller shall reasonably cooperate, and shall use its commercially reasonable efforts to cause its property manager and other relevant contractors to reasonably cooperate, with Purchaser, at no cost or expense to Seller, in (i) causing all non-proprietary electronic and other data relating to the operation of the Property to be transferred to Purchaser at Closing, including, without limitation, reasonable cooperation and assistance in causing such data to be converted into a format usable by Purchaser’s systems therefor, and (ii) connection with effecting a smooth and orderly transition of the management and operation of the Property to Purchaser as of the Closing Date. Seller expressly authorizes Purchaser and its representatives to interact directly with Seller’s third-party property manager(s) and other relevant contractors in coordinating such data transfer and conversion and operational transition. Further, after the expiration of the Approval Period, Purchaser shall be permitted to have its representatives on site at the Property to observe the operations thereof and otherwise facilitate such transitional matters, and Seller and its employees, representatives and managers shall reasonably cooperate in connection therewith, provided Seller receives prior written notice of any such entry and shall be entitled to have an individual designated by Seller accompany Purchaser’s representative.

6.

CLOSING

6.1 Closing. Assuming that all conditions to closing have been satisfied and this Agreement has not otherwise been terminated, the consummation of the transaction contemplated hereby (the “Closing”) shall be held at the offices of the Escrow Agent, located at the address set forth in Section 9.1 hereof, on December 15, 2016 (the “Closing Date”). Seller and Purchaser agree that the Closing shall be consummated through an escrow closing with the Escrow Agent acting as escrow agent, and neither party need be present at Closing.

6.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to tenants in possession under the Leases.

6.3 Proration. All rents, other amounts payable by the tenants under the Leases and the Billboard Leases, and all other income with respect to the Property for the month in which the Closing occurs, to the extent collected by Seller on or before the Closing Date, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date. Utilities shall not be prorated but, rather, instructions shall be given to the utility companies by Seller (with a duplicate copy of such instruction being provided concurrently to Purchaser) to read the meters on the Closing Date and to issue separate statements thereafter. In the event that any provider of utilities shall refuse to issue separate statements in the manner aforesaid, applicable utility charges shall be prorated such that all charges accruing for the period prior to Closing Date shall be charged to Seller and all charges accruing from and after the Closing Date shall be charged to Purchaser, and should the actual utility charges through the Closing Date not be available at Closing then the proration shall be made based upon a good faith estimate of the parties, with Seller and Purchaser to adjust such proration promptly following Closing, upon receipt of the actual utility charges for such period. Seller and Purchaser shall cooperate to cause the transfer of the Property’s utility accounts from Seller to Purchaser, including without limitation as to the making of any required security deposits or the transfer thereof with appropriate credit to Seller therefor at the Closing. To the extent any amounts payable or that will become payable under any Assigned Contract relate to periods both prior to and after the Closing, such amounts shall be prorated between Seller and Purchaser at Closing.

(a) If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and the Billboard Leases have actually been paid for the month in which the Closing occurs, the apportionment of such rents shall be upon the basis of such rents actually received by Seller, with Purchaser receiving the portion of all such rentals and other amounts attributable to the period from and after Closing, which proration obligation expressly shall survive Closing, and shall occur within ten (10) business days following Closing. If any rents which are delinquent as of Closing are actually received by Purchaser following Closing, all such amounts shall first be applied to post-closing rents and other amounts due to Purchaser for the period from and after Closing, and the balance shall be paid by Purchaser to Seller within thirty (30) days following Purchaser’s receipt thereof, to the extent, and only to the extent of any rental delinquencies owed by any such tenant to Seller for the period prior to Closing. If, subsequent to the Closing, any rents or other income are actually received by Seller, Seller shall immediately remit the same, or Purchaser’s prorata share thereof calculated as aforesaid, to Purchaser. After the Closing, Seller shall not, directly or indirectly, take any action to collect any rents or other amounts that may be due from any such tenants.

(b) If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year, including all matters appearing on the tax bill for such year, whether ad valorem or non-ad valorem, applied to the latest assessed valuation. When the actual tax bill for the Property is received by either party, such party shall provide notice of its receipt and a copy of such bill to the other party; thereafter, the parties shall promptly make a cash settlement based upon the actual tax rates and assessed values.

The terms and provisions of this Section 6.3 shall expressly survive Closing.

6.4 Closing Costs and Credits. Purchaser shall pay, on the Closing Date, (a) one-half of any escrow fees and other customary charges of the Escrow Agent, (b) all recording costs relating to the Deed, (c) all title insurance costs relating to extended coverage and/or any endorsements desired by Purchaser with respect to the Title Policy, (d) all costs relating to the Survey, subject to the credit provided for in Section 4.1.3 above, and (e) the fees of Purchaser’s counsel. Seller shall pay, on the Closing Date, (x) one-half of any escrow fees and other customary charges of the Escrow Agent, (y) all title insurance costs relating to the base Title Policy, and (z) the fees of Seller’s counsel. Purchaser shall receive a credit at Closing for all security deposits made by tenants under the Leases and the Billboard Leases and for any prepaid rents and other amounts related to months following the month in which Closing occurs.

6.5 Seller’s Obligations at the Closing. At the Closing, or at such other time as indicated below, Seller shall take such action as the Escrow Agent reasonably requires to consummate the transactions made the subject of this Agreement and shall deliver to Purchaser (or cause to be delivered to Purchaser) the following:

(a) Deed. Special Warranty Deed (the “Deed”) conveying the Land and the Improvements to Purchaser, in the form attached to this Agreement as Exhibit “B”, subject only to the Permitted Encumbrances.

(b) Assignment of Personal Property, Service Contracts, Warranties and Leases. An Assignment of Personal Property, Service Contracts, Warranties and Leases (the “Assignment”), in the form attached to this Agreement as Exhibit “C”.

(c) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Escrow Agent and/or Purchaser to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(d) Foreign Person. An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

(e) Leases. The originals (or copies should originals not be available) of all of the Leases and the Billboard Leases, which may be delivered at the Property.

(f) Contracts. The originals (or copies should originals not be available) of all of the Assigned Contracts, which may be delivered at the Property.

(g) Affidavit. An affidavit in the form required by the Escrow Agent to remove any standard exceptions from the Title Policy, including mechanics’ liens, parties in possession and similar matters.

(h) Seller’s Closing Statement. Seller shall execute and deliver to the Title Company a Seller’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Seller.

(i) Closing Certificate. A certificate in the form attached hereto as Exhibit “G” certifying as to the truth and accuracy of Seller’s representations and warranties set forth herein as of the Closing Date, subject to such modification as may be necessary to reflect changes that may have occurred in the ordinary course of business or due to facts or circumstances outside of the control of Seller.

6.6 Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver to the Escrow Agent the following:

(a) Purchase Price. The Purchase Price (net of Earnest Money to be applied against the Purchase Price, and subject to adjustment in connection with prorations, credits and charges hereunder), payment of which shall be made by wire transfer of immediately available funds to the account of the Escrow Agent.

(b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Escrow Agent to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement.

(c) Purchaser’s Closing Statement. Purchaser shall execute and deliver to the Title Company a Purchaser’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Purchaser.

6.7 Nonsolicitation of Tenants. After the Closing, Seller shall not, directly or indirectly, solicit, interfere with, influence or endeavor to entice any tenant of the Property prior to the Closing to cease being a tenant of the Property or to become a tenant of any other property; provided, however, that the foregoing shall not apply to general advertisements or marketing not specifically targeted at tenants of the Property, nor shall the foregoing apply to any contact initiated by a tenant.

7.

RISK OF LOSS

7.1 Condemnation. If, prior to the Closing, action is initiated to take the Land and Improvements, or part thereof, by eminent domain proceedings or by deed in lieu thereof, Purchaser may, by written notice delivered to Seller within ten (10) days following the date Seller notifies Purchaser in writing of such condemnation, elect to either (a) terminate this Agreement, in which event Purchaser shall be entitled to the return of the Earnest Money, and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

7.2 Casualty. Seller agrees to give Purchaser prompt notice of any fire or other casualty affecting the Property between the Effective Date and the Closing. If prior to the Closing the Improvements, or any part thereof, suffers any damage from fire or other casualty equal to or in excess of $200,000.00 to repair or which will take longer than ninety (90) days to repair, in Seller’s reasonable estimation, Purchaser may, by written notice delivered to Seller within ten (10) days following the date Seller notifies Purchaser of such casualty, elect to either (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price. Failure of Purchaser to so notify Seller in writing within the aforesaid ten (10) day period shall be deemed to be Purchaser’s election to proceed to Closing pursuant to Section 7.2(b) above. If the Improvements, or any part thereof, suffers any casualty damage that will require less than $200,000.00 to repair and that will require no longer than ninety (90) days to repair, in Seller’s reasonable estimations, Purchaser agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage (and Seller shall assign such insurance proceeds), and there shall be no reduction in the Purchase Price.

8.

DEFAULT

8.1 Breach by Seller. Subject to Section 8.3 below, in the event that Seller shall fail to consummate this Agreement for any reason, except Purchaser’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Purchaser shall be entitled, as its sole and exclusive remedy, at law or in equity, to either (i) terminate this Agreement, in which event (a) Purchaser shall promptly receive a refund of the Earnest Money, and (b) Seller shall reimburse Purchaser for all bona fide and verifiable third party out-of-pocket costs and expenses actually incurred by Purchaser in connection with this Agreement and/or its due diligence investigation of the Property under this Agreement (collectively, “Purchaser’s Reimbursables”), not to exceed the amount of One Hundred Thousand and no/100 Dollars ($100,000.00), following which neither party shall have any further right or obligation hereunder other than the Surviving Obligations; or (ii) pursue the remedy of specific performance of Seller’s obligations under this Agreement; provided, however, that in the event that specific performance is not available solely as a result of Seller intentionally transferring the Property to a third party following a default by Seller hereunder, then Purchaser shall be entitled to receive the Earnest Money and Purchaser’s Reimbursables, without regard to the limitation set forth above.

8.2 Breach by Purchaser. Subject to Section 8.3 below, in the event that Purchaser fails to consummate this Agreement for any reason, except Seller’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Seller, as its sole and exclusive remedy, may terminate this Agreement and thereupon shall be entitled to receive the Earnest Money as liquidated damages (and not as a penalty). Seller and Purchaser have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Seller and Purchaser agree that these sums represent a reasonable forecast of such damages. Nothing contained in this Section 8.2, however, shall be deemed to limit, modify or otherwise affect Purchaser’s indemnification obligations set forth in this Agreement.

8.3 Notice and Cure. In the event that, prior to Closing, Seller or Purchaser fails to perform any of its obligations under this Agreement, the non-defaulting party shall provide the defaulting party with notice and five (5) days to cure such default, prior to pursuing any remedies available with respect to such default; provided, however, that (i) no such notice and cure shall be provided with respect to a party’s default in failing to timely close, or with respect to any party’s anticipatory breach of this Agreement, and (ii) in no event shall any such notice and cure period result in an extension of the Closing Date.

9.

MISCELLANEOUS

9.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, or (d) on the date delivered by facsimile to the respective numbers specified below, provided confirmation of facsimile is received and further provided any such facsimile notice shall be sent by one of the other permitted methods of providing notice on the next succeeding business day. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular party whose address is to be changed):

If to Seller:	SSGT Borden Park, LLC
10 Terrace Road
Ladera Ranch, CA 92694
Attn: H. Michael Schwartz
Tel: (949) 429-6600
Fax: (949) 429-6606

with copies to:	SSGT Borden Park, LLC
8235 Douglas Avenue, #815
Dallas, Texas 75225
Attn: Wayne Johnson
Tel: (214) 217-9797
Fax: (214) 217-9798; and

Mastrogiovanni Mersky & Flynn, P.C.
2001 Bryan Street, Suite 1250
Dallas, Texas 75201
Attn: Charles Mersky, Esq.
Tel: (214) 922-8800
Fax: (214) 922-8801

If to Purchaser:	Hixon Properties Incorporated
315 E. Commerce Street, Suite 300
San Antonio, Texas 78205
Attn: John S. Beauchamp
Tel: (210) 225-3053
Fax: (210) 225-5910

with a copy to:	Hixon Properties Incorporated
315 E. Commerce Street, Suite 300
San Antonio, Texas 78205
Attn: Tobin E. Olson
Tel: (210) 225-3053
Fax: (210) 225-5910

If to Escrow Agent:	Republic Title of Texas, Inc.
2626 Howell Street
10th Floor
Dallas, Texas 75204
Attn: Jennifer Haden
Tel: (214) 754-7750
Fax: (214) 303-0935

9.2 Real Estate Commissions. Neither Seller nor Purchaser has authorized any broker or finder to act on any party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party.

Purchaser agrees to indemnify, defend and hold harmless Seller from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify, defend and hold harmless Purchaser from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller and Purchaser acknowledge that (i) Wayne Johnson, an officer of an affiliate of Seller, is a licensed real estate broker in the State of Texas, and (ii) Clint Wynn, an officer of an affiliate of Purchaser, is a licensed real estate broker in the State of Texas. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

9.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

9.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas, then, in such event, the final date of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.7 Governing Law. This Agreement shall be governed by the laws of the State of Texas and the laws of the United States pertaining to transactions in such State.

9.8 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement to an entity controlled by or affiliated with Purchaser or to any entity established by or on behalf of Purchaser (or its intermediary) in connection with a proposed tax deferred exchange by Purchaser pursuant to Section 1031 of the United States Internal Revenue Code; provided, however, that no such assignment shall release or relieve Purchaser of any liability hereunder. Purchaser shall provide Seller with notice of any permitted assignment by Purchaser not later than three (3) business days prior to Closing, and additionally shall provide Seller at such time with a copy of the instrument of assignment, which shall provide that such assignee assumes all Purchaser’s obligations and liabilities under this Agreement. Such instrument of assignment shall be subject to Seller’s prior written approval, not to be unreasonably withheld.

9.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees incurred in such suit.

9.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; and in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Facsimile and/or electronic signature pages shall be effective for purposes of this Section 9.11.

9.12 Effective Date. For purposes of this Agreement, the “Effective Date” shall mean the later of the dates that this Agreement has been executed by Seller and Purchaser, as indicated on the signature page hereof, unless this Agreement is executed by Seller and Purchaser on the same date, in which event such same date shall constitute the Effective Date.

9.13 Exhibits. The following schedules and exhibits are attached to this Agreement and incorporated herein by this reference and made a part hereof for all purposes:

(a)	Schedule A, List of Due Diligence Documents

(b)	Schedule B-2, Billboard Leases

(c)	Schedule B-1, Non Self Storage Leases

(d)	Schedule 4.4(a)(xiii), List of Security Deposits

(e)	Schedule 4.4(a)(xiv), List of Prepaid Rent

(f)	Schedule 4.4(a)(xv), List of Accounts Receivable

(g)	Schedule 4.4(a)(xvi), List of Accounts Payable

(h)	Exhibit A, Legal description of the Land

(i)	Exhibit B, Form of the Deed

(j)	Exhibit C, Form of the Assignment

(k)	Exhibit D, List of Personal Property

(l)	Exhibit E, List of Contracts

(m)	Exhibit E-1, List of Self Storage Leases

(n)	Exhibit F, Rent Roll

(o)	Exhibit G, Form of Closing Certificate

(p)	Exhibit H, Form of Estoppel Certificate

9.14 Tax-Deferred Exchange. Each party will, upon request by the other party, cooperate as reasonably required to assist the other party in facilitating a tax-deferred exchange. Notwithstanding the foregoing, neither party will be required to undertake or incur any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party.

9.15 Confidentiality. Seller and Purchaser each hereby agree and covenant that (i) until the Closing it shall keep, and shall use reasonable efforts to cause each of its advisors and representatives to keep, strictly confidential this Agreement and the transactions contemplated by this Agreement as well as the Purchase Price, the parties (and affiliates of the parties) to this transaction, the economic terms and other financial information relating hereto and (ii) after the Closing it shall not authorize or make, and shall use reasonable efforts to cause each of its advisors and representatives not to make, any press release or other announcement or disclosure with respect to this Agreement or the transactions contemplated by this Agreement (including, without limitation, to the press) and shall keep strictly confidential the Purchase Price, the parties (and affiliates of the parties) to this transaction, the economic terms and other financial information relating hereto. Notwithstanding the foregoing, (a) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, directors, consultants, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, provided that each such party is informed of the confidential nature of such information and agrees to keep it confidential in accordance with the provisions hereof, (b) each party shall be entitled to make disclosures concerning the existence of this Agreement and the transactions contemplated hereby (but not the Purchase Price or other economic terms) to such other persons or entities as is reasonably required in connection with the consideration or consummation of the transactions contemplated by this Agreement, (c) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with (x) any court order, (y) the directive of any applicable governmental authority, or (z) any applicable securities law, rule and/or regulation, and (d) Purchaser shall be permitted to conduct interviews and otherwise interact with tenants of the Property or any portion thereof and in connection therewith Purchaser may disclose the existence of this Agreement and the transactions contemplated by this Agreement (but not the Purchase Price or other economic terms relating thereto). The provisions of this Section 9.15 shall survive Closing or any termination of this Agreement.

9.16 Independent Consideration. Contemporaneously with the execution hereof, Purchaser shall deliver to Seller the sum of One Hundred and no/100 Dollars ($100.00), representing independent consideration for the Approval Period and Purchaser’s right to terminate this Contract during the Approval Period.

9.17 Disclaimers by Seller.

A.

Except as expressly set forth in this Agreement or in any document or instrument executed by Seller at Closing, it is understood and agreed that neither Seller nor Seller’s agents, employees or representatives have at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, except as expressly set forth in this Agreement or in any document or instrument executed by Seller at Closing, warranties, representations or guaranties as to (a) matters of title (other than Seller’s limited warranty of title to be contained in the Deed), (b) environmental matters relating to the Property, the Land and Improvements or any portion thereof, including, without limitation, the presence of “Hazardous Materials” (as defined below) in, on, under or in the vicinity of the Land and Improvements, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which, the Land or Improvements or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Land or Improvements or any portion thereof may be subject, (i) the availability of any utilities to the Land or Improvements or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Land or Improvements or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Land or Improvements or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property, the Land or Improvements or any part thereof, (m) the condition or use of the Land or Improvements or compliance of the Land or the Improvements with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Land or Improvements, (p) the potential for further development of the Land or Improvements, (q) the merchantability of the Property, the Land or the Improvements or fitness of the Property, the Land or the Improvements for any particular purpose, (r) the truth, accuracy or completeness of the Due Diligence Items, (s) tax consequences, or (t) any other matter or thing with respect to the Property, the Land or the Improvements

B.

Purchaser acknowledges and agrees that upon Closing, except as expressly set forth in this Agreement or in any document or instrument executed by Seller at Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS”. Except for the representations and warranties of Seller set forth in this Agreement or in any document or instrument executed by Seller at Closing, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property, the Land or the Improvements or relating thereto (including specifically, without limitation, property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, subject to the representations and warranties of Seller set forth in this Agreement or in any document or instrument executed by Seller at Closing, it is relying solely on the terms and provisions of this Agreement and the documents and instruments entered into pursuant hereto as well as its own expertise and that of Purchaser’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property, the Land and the Improvements as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and, subject to the representations and warranties of Seller set forth in this Agreement or in any document or instrument executed by Seller at Closing, shall rely solely upon same. Purchaser acknowledges that it will have an opportunity to conduct such investigations of the Property, the Land and the Improvements as Purchaser deems necessary to satisfy itself as to the condition of the Property, the Land and the Improvements and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Land and the Improvements, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, subject to the representations and warranties of Seller set forth in this Agreement or in any document or instrument executed by Seller at Closing. Subject to the representations and warranties of Seller set forth in this Agreement or in any document or instrument executed by Seller at Closing, upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence. Each of Seller and Purchaser hereby waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to the other.

C.	Purchaser acknowledges that it will have the opportunity to inspect the Property, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property, the Land and the Improvements and adjacent areas as Purchaser deems necessary, and, subject to the representations and warranties of Seller set forth in this Agreement or in any document or instrument executed by Seller at Closing, Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), regarding the physical condition, valuation, salability or utility of the Property, the Land or the Improvements or their suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Land or the Improvements under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Land or the Improvements. Subject to the representations and warranties of Seller set forth in this Agreement or in any document or instrument executed by Seller at Closing, Purchaser further hereby WAIVES (and by closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Land or the Improvements is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Land or the Improvements. Subject to the representations and warranties of Seller set forth in this Agreement or in any document or instrument executed by Seller at Closing, Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Land or the Improvements and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

D.	For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

E.	The terms and conditions of this Section 9.17 shall expressly survive the Closing without time limitation, not merge with the provisions of any closing documents and shall, at Seller’s sole option, be incorporated into the Deed

F.	Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

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Executed to be effective as of the Effective Date.

SELLER:

SSGT Borden Park, LLC, a Delaware limited liability company

By:	Strategic Storage Growth Trust, Inc.,
a Maryland corporation, its Manager

	By:	/s/ H. Michael Schwartz
Name: H. Michael Schwartz
Title: President

Date: August 24, 2016

PURCHASER:

Hixon Properties Incorporated, a Texas corporation

By:	/s/ John Beauchamp
Name: John Beauchamp
Title: Chief Investment Officer

Date: August 23, 2016

The undersigned Escrow Agent hereby acknowledges receipt of (i) a fully executed copy of this Agreement on the _____ day of August ___, 2016, and (ii) the Two Hundred Fifty Thousand and no/100 Dollar ($250,000.00) earnest money deposit on the _____ day of August ___, 2016, and agrees to hold and dispose of the Earnest Money in accordance with the provisions of this Agreement. Seller and Purchaser hereby designate the Escrow Agent as the “Real Estate Reporting Person” with respect to the transaction contemplated by this Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Escrow Agent, by its execution below, hereby accepts such designation.

ESCROW AGENT:

Republic Title of Texas, Inc.

By:
Name:
Title: